Exhibit 5.1

                                  May 22, 2001

iBEAM Broadcasting Corp.
645 Almanor Avenue, Suite 100
Sunnyvale, CA  94085

RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed by iBEAM Broadcasting Corporation (the "Company") with the Securities and Exchange Commission on or about May 22, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the Company's Common Stock (the "Shares") as follows: (i) 2,543,904 shares of the Company's Common Stock to be issued in the future under the 2000 Employee Stock Purchase Plan and (ii) 6,359,761 shares of the Company's Common Stock to be issued in the future pursuant to the exercise of options granted under the 2000 Stock Plan (together, the "Plans"). As General Counsel for the Company, I have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

      It is my opinion that the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

      I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, and any amendments thereto.

                                Very truly yours,


                                /s/ Daniel M. Sroka

                                Daniel M. Sroka
                                General Counsel, iBEAM Broadcasting Corporation


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